Exhibit 99.1

Enable Holdings, Inc. (Formerly uBid.com Holdings, Inc.) Releases 10-Q Quarterly Report

Asset Recovery Leader Releases Financial Results For Q2 2008

Chicago, August 14, 2008 - Enable Holdings, Inc. (UBHI.OB), the leading asset recovery solutions company for the world’s most trusted brands, today announced the release of its 10-Q Quarterly Report for the second quarter of 2008. In the first two quarters of 2008, Enable Holdings, Inc. and subsidiaries (the Company) invested in a complete transition to a new business model that has transformed the Company from a seller marketplace business model to a comprehensive asset recovery solutions holding company business model with 5 sales channels.

The Company expects all aspects of the new business model will be fully implemented by the end of 2008 or early 2009 and the results of restructuring, which are beginning to be seen, will start having a more profound impact on the Company and its results of operations.

During Q2 of 2008, the Company’s non-GAAP total Gross Merchandise Sales from uBid.com and other sources increased 4% over Q1, and total bidders on uBid.com increased to 198,000 from 181,000 Q2 over Q1. Auction success rate on uBid.com increased to 30% from 13% while dramatically reducing the number of total auctions held from 455,000 to 181,000.

Reconciliation of GMS to GAAP
(Dollars in thousands)

	Three Months Ended
	June 30, 2008	March 30, 2008
Direct	$5,523	$4,027
UCM	$11,594	$12,645
Business to Business	$2,537	$2,213
Total GMS	$19,654	$18,885

Cancellations	(3,240)	(3,423)

Backlog	(443)	0

GAAP Entry	6,913	6,874

Returns	(327)	(337)

Net Sales	$8,426	$7,141
GMS	Total revenue in auctions closed and Business to Business transactions
Cancellations	Auctions that will not be shipped due to credit and other issues
Backlog	Auctions & orders pending review in credit & approved orders at warehouse pending shipment
GAAP Entry	Entry required to eliminate sales under revenue sharing and commission arrangements
Under accounting principles generally accepted in the United States of America ("GAAP")
Returns	Credits issued to customers for return products and customer satisfaction and related reserves

Over the same period, the Company’s non-GAAP principles gross sales through the uBid.com website and other sources totaled $19,654,000. Based on GAAP principals, the Company generated $8,426,000 in net sales, and total losses for the quarter equaled $2,977,000.

While the previous administration may have been focused on achieving better short-term results, Enable Holdings, Inc. Chief Executive Officer Jeff Hoffman and his administration are focused on achieving a long-term leadership position in the market, and the Company’s initiatives will reflect that going forward.

“Our previous business model did not allow us to win in the market,” said Hoffman. “Through the restructuring process and the introduction of our new business model, we are re-building our company and giving ourselves a chance to win in a fairly untapped market as a comprehensive excess inventory solutions provider. It’s a very exciting time for us, and we’re ready to start winning.”

For more information please visit www.enableholdings.com.

About Enable Holdings, Inc.
Enable Holdings, Inc. is the world's leading excess inventory solutions company that links brand name sellers with customers around the globe. Enable Holdings, Inc. does this through its multi-channel asset-recovery solution that includes an online auction platform located at www.ubid.com, upcoming fixed-price commerce solution RedTag.com, offline excess inventory solution RedTag Live!, online business-to-business solution Dibu Trading Company, and upcoming private auction software company Commerce Innovations. Brand name sellers are able to reduce excess inventory more efficiently and profitably than ever before. And however they choose to buy, shoppers now have an inside connection to the world's most trusted brands at prices far below retail. Enable Holdings, Inc. boasts more than 10 years experience in online commerce and is headquartered in Chicago, Illinois.

SEC Filings and Forward-Looking Statements

Additional information about Enable Holdings, Inc. is in the company’s annual report on Form 10-K, filed with the Securities and Exchange Commission.

Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements using terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expressions. Enable Holdings, Inc. intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Enable Holdings, Inc. and the industries and markets in which Enable Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and Enable Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which Enable Holdings, Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of Enable Holdings, Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of Enable Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of Enable Holdings, Inc. to attract and retain qualified personnel, the ability of Enable Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. Enable Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Enable Holdings, Inc.

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Tony Schor
Investor Awareness
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